UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2013

DIALOGIC INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33391	94-3409691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1504 McCarthy Boulevard Milpitas, California	95035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 750-9400

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) On February 12, 2013, effective immediately, Kevin Cook, President and Chief Executive Officer of Dialogic Inc. (the “Company”), was elected by the Company’s Board of Directors (the “Board”) to serve as a member of the Board in the class of directors whose term of office expires at the Company’s 2013 Annual Meeting of Stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. Mr. Cook’s election was recommended to the Board by the Nominating and Corporate Governance Committee of the Board.

In accordance with the Company’s director compensation policy, as a non-independent Board member, Mr. Cook will not be entitled to any compensation for his service on the Board.

There are no arrangements or understandings between Mr. Cook and any other persons pursuant to which he was elected as a director of the Company. There are no family relationships between Mr. Cook and any director, executive officer, or any person nominated or chosen by the Company to become a director or executive officer. There are no related person transactions (within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission) between Mr. Cook and the Company.

(e) On February 12, 2013, as recommended by the Compensation Committee of the Board, the Board granted to Mr. Cook the right to purchase 450,000 performance-vesting restricted stock units (“Restricted Stock Units”),under the terms of the Company’s 2006 Equity Incentive Plan (the “2006 Plan”). The Restricted Stock Units shall vest 33.3% on August 9, 2013 and 33.3% on August 9, 2014 and 33.3% on August 9, 2015.

These Restricted Stock Units were granted in place of those equity awards which the Company agreed to recommend to the Compensation Committee of the Board be granted to Mr. Cook under the 2006 Plan, pursuant to Section 4 of his Offer Letter dated August 9, 2012, as previously described in the Company’s Form 8-K filed with the Securities and Exchange Commission on August 10, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIALOGIC INC.

Dated: February 13, 2013
	By:	/s/ Anthony Housefather
Anthony Housefather
EVP Corporate Affairs and General Counsel